Exhibit 10.21

AIRCRAFT PURCHASE AND SALE AGREEMENT

THIS AIRCRAFT PURCHASE AND SALE AGREEMENT (the “Agreement”) is made and entered into as of June 23, 2006, by and between Jets Ejecutivos, S.A. DE C.V., a Mexican corporation (“Seller”), and Dr. Patrick Soon-Shiong (“Buyer”).

RECITALS

WHEREAS, Seller is the owner of the Aircraft (as defined in Section 1.1); and

WHEREAS, Seller desires to sell the Aircraft to Buyer and Buyer desires to purchase the Aircraft from Seller pursuant to the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the parties hereto agree as follows:

ARTICLE 1. TERMS OF SALE

1.1	Purchase and Sale of the Aircraft. Subject to the terms and conditions of this Agreement, Seller hereby agrees to sell to Buyer and Buyer agrees to purchase from Seller, the Gulfstream G550 aircraft, bearing manufacturer’s serial number [***] and Mexican Registration number [***], together with two (2) installed Rolls Royce Deutschland GmbH [***] engines, bearing manufacturer’s serial numbers [***] (left) and [***] (right), one (1) installed Honeywell [***] auxiliary power unit, bearing manufacturer’s serial number [***] (“APU”), avionics, instruments, equipment, systems, accessories, components, appliances, parts and other items installed in or attached to the airframe, engines and APU, and as more fully described in the manufacturer’s type certificate and in accordance in all material respects with the specifications set forth in Exhibit “A” attached hereto, ancillary equipment and spare parts in the possession or control of Seller, together with the flight manual, the operations manual, the airframe and engines log books, the APU log books, the weight and balance manuals and the maintenance records required to be maintained by Seller with respect to the airframe, engines, components and other items installed therein or thereon, as well as such drawings, blueprints, description, wiring diagrams and completion and outfitting specifications and documents (the “Aircraft Documents”) (collectively, the “Aircraft”).

1.2	Purchase Price. The total purchase price for the Aircraft shall be Forty Six Million Five Hundred Thousand Dollars (US$46,500,000) (the “Purchase Price”), payable by wire transfer of unencumbered funds at Closing (as defined in Section 5.1).

1.3	Deposit and Escrow Agent. Seller acknowledges that Buyer has deposited the amount of One Million Dollars (US$1,000,000.00) (the “Deposit”) with

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this Exhibit has been filed separately with the Securities and Exchange Commission.

Insured Aircraft Title Service, Inc., 4848 S.W. 36th Street, Oklahoma City, Oklahoma 73179, Attention Joan Roberts, Telephone (800) 654-4882 or (405) 681-6663, Facsimile (405) 682-0818 (the “Escrow Agent”). The Deposit shall be held in escrow by Escrow Agent, shall be non-refundable and applied towards the Purchase Price, except (i) in the event Buyer rejects the Aircraft (as provided in accordance with Section 2.3); (ii) in the event Seller refuses or fails to promptly correct, at its sole cost, the Discrepancies to the reasonable satisfaction of the Inspection Facility (as required in accordance with Section 2.4); (iii) in the event Seller fails to timely deliver the Aircraft as required hereunder to Buyer; or (iv) as otherwise provided in this Agreement. Upon the occurrence of any of the foregoing, the transactions contemplated by this Agreement (the “Transactions”) shall be terminated, and upon Buyer’s receipt of the Deposit, the provisions set forth in Section 8.2 shall apply.

ARTICLE 2. INSPECTION AND CONDITION OF AIRCRAFT

2.1

Pre-Purchase Inspection. Within five (5) Business Days (defined as any week day which is not a U.S. bank holiday) of execution of this Agreement by the parties, Seller, at its sole cost and expense, shall make available the Aircraft (including all Aircraft Documents) at the Gulfstream Aerospace Corporation facility in Savannah, Georgia (the “Inspection Facility”) for a Gulfstream Technical Appraisal and examination of the Aircraft and the Aircraft Documents, and a video boroscope inspection of the engines and APU and any other reasonable inspections as appropriate to determine the conformity of the Aircraft to the conditions required hereunder (the “Pre-Purchase Inspection”). The Pre-Purchase Inspection shall include one or more test flights inspections of up to an aggregate of two (2) hours duration, provided however, that Buyer may extend the test flights of the Aircraft with Seller’s approval, which shall not be unreasonably withheld (the “Test Flights”). All Test Flights shall be flown by Seller’s designated or approved pilots. Seller shall have and retain “operational control” of the Aircraft as defined in the applicable Federal Aviation Regulations (“FAR”) (operational control as defined in 14 C.F.R. § 1.1, means, with respect to a flight, the exercise of authority over initiating, conducting or terminating a flight) and exclusive possession, command and control over the Aircraft. The pilot-in-command shall have final and complete authority to postpone or cancel any flight for any reason or condition which, in his or her judgment, will compromise the safety of the flight. The parties further acknowledge and agree that (i) only personnel essential to the safe and reasonable conduct of the test flights shall be on board the Aircraft, including three (3) technical representatives of Buyer (with one occupying the jump seat), and (ii) Buyer shall reimburse Seller for the cost of fuel consumed with respect to the Test Flights. Buyer shall make available forthwith to Seller a complete copy of the written report of the Pre-Purchase Inspection (the “Inspection Report”). Buyer shall be responsible for all the cost and expenses of the Pre-Purchase Inspection and with respect to the Test Flights solely for the cost of fuel consumed. In this respect, Buyer shall open a work order with the Inspection Facility for its account to pay all costs of the Pre-Purchase Inspection.

2.2	Required Condition of Aircraft. The Aircraft (i) shall be suitable for obtaining a current and valid United States FAA Standard Certificate of Airworthiness (the “Airworthiness Certificate”) and has completed any inspections, actions and items specifically required for the purpose of obtaining the Airworthiness Certificate; (ii) has all systems functional and in proper working order and serviceable condition meeting manufacturer’s minimum specifications for return to unrestricted service – for purposes of this Agreement, “proper working order and serviceable condition” shall mean a condition which (a) is consistent with the maintenance manuals limitations, measurements, or operational criteria applicable to the unit; (b) is good, but not necessarily perfect, it being understood and agreed that normal wear and tear which does not materially impair performance shall be acceptable; (c) does not require a modification to the normal life limitation, overhaul or inspection interval or normal operating procedures, except as modified by an Airworthiness Directive or Customer Service Bulletin; (iii) has all Aircraft Documents complete and continuous, in compliance with manufacturer requirements and FAR Part 91, including any required component repair tags, FAA Forms 8130-3, serviceable tags or other documentation in the form required by the FAR showing work accomplished or parts replaced for all life-limited, serialized, replaced or overhauled components and that all required inspections, maintenance and repairs have been performed; (iv) is current on its maintenance in accordance with the manufacturer’s approved maintenance plan and the Computerized Maintenance Program (“CMP”); (v) does not have damage history that required or would have required the filing of a FAA Form 337, or required a log book entry or insurance claim; (vi) has no airframe, engines or APU corrosion; (vii) is in compliance with all FAA Airworthiness Directives and with all mandatory Service Bulletins and Aircraft Service Changes with effective compliance dates on or prior to the Closing Date (as defined in Section 4.1 below) complied with; (viii) has the service bulletins with respect to RVSM, MNPS, RNPS, RNP5, FM Immunity and 8.33 COM performed and completed; (ix) has all inspections, maintenance and repairs performed in accordance with the manufacturer’s maintenance manual; (x) has each engine able to produce its rated takeoff thrust in a ground power run, in accordance with the manufacturer’s applicable specifications and tolerances; (xi) conforms in all material respects to the description of the Aircraft set forth in Exhibit “A”; and (xii) has no parts, systems or components on the Aircraft which are on temporary loan.

2.3

Acceptance or Rejection of the Aircraft. Within two (2) Business Days after conclusion of the Pre-Purchase Inspection and delivery of the Inspection Report to both Buyer and Seller, Buyer shall notify Seller in writing whether Buyer accepts or rejects the Aircraft. Buyer may reject the Aircraft only if the Inspection Report conclusively evidences, as confirmed by the Inspection Facility, that the Aircraft does not conform and cannot be made to conform to the Required Condition (as defined in Section 2.4) without repair work that would materially affect the fair market value of the Aircraft, whereupon Buyer may, by written notice to Seller and the Escrow Agent, reject the Aircraft, this Agreement shall terminate and the Deposit (including interest earned thereon, if any), shall be returned promptly to Buyer. For the purposes of this Agreement, “materially affect the fair market value of the Aircraft” shall mean a reduction of over Seven Hundred Fifty Thousand Dollars ($750,000) in the fair market value of the Aircraft as determined by a mutually agreeable third party appraiser. In all other cases, Buyer shall accept the Aircraft by executing and delivering to Seller an Aircraft Pre-Purchase Technical Acceptance substantially in the form of Exhibit “B” attached hereto within two (2) Business Days after the delivery of the Inspection Report.

2.4	Discrepancies. In the event the Inspection Report evidences (i) any discrepancies between the actual condition of the Aircraft and the required condition set forth in Section 2.2 (“Required Condition”); (ii) any airworthiness discrepancies or discrepancies that are out of tolerance with respect to the Aircraft maintenance manual, structural repair manual or engineering dispositions discovered during the Pre-Purchase Inspection or the Test Flights which discrepancies can be remedied or repaired without materially affecting the fair market value of the Aircraft (collectively, the “Discrepancies”), Seller, at its sole cost and expense, shall cause the Inspection Facility to promptly address, correct and remedy the Discrepancies in accordance with Chapter 5 of the Aircraft Maintenance Manual, the recommendations and/or engineering dispositions of the manufacturer and FAA standards, requirements and specifications for return of the Aircraft to unrestricted service. Seller, at its sole cost and expense, shall also cause the Inspection Facility to perform any modifications, additions of equipment, compliance of inspections and similar items (over and above the Pre-Purchase Inspection), which are required by the FAA for the purpose of importing the Aircraft and obtaining the Airworthiness Certificate. Notwithstanding anything to the contrary set forth herein, but without derogation from any of the foregoing, Buyer, at its own expense, shall be responsible for actually obtaining the Airworthiness Certificate.

2.5	Aircraft Insurance. Seller, at its sole cost and expense, shall maintain in effect its existing all-risk aircraft hull and engine insurance and aircraft liability insurance covering public liability, property damage and passenger legal liability through the Closing Date. Thereafter, Seller may forthwith cancel any insurance policies covering the Aircraft.

ARTICLE 3. THIRD PARTY WARRANTIES

3.1

Assignments of Warranties. At Closing, Seller shall arrange for the transfer and assignment of any service and maintenance contracts and plans with respect to the Aircraft, its engines, and the APU, to Buyer, at Buyer’s sole cost as expressly requested by Buyer. Seller shall also assign (to the extent assignable) all of its rights with respect to any other repair or maintenance agreements or programs relating to the Aircraft, at Buyer’s sole cost. With respect to the manufacturer’s warranties in effect for the Aircraft, Seller will arrange and cause for the Gulfstream Aerospace Corporation Assignment of Warranties in the form of Exhibit “C” attached hereto to be executed and delivered to Buyer and shall take all reasonable action to transfer any other applicable warranties to Buyer, at Buyer’s sole cost (it being understood that Gulfstream Aerospace Corporation shall advice Seller as to the assigned warranties). Seller shall evidence such further assignment by executing and delivering to Buyer on the Closing Date (as defined in Section 5.1) an Assignment of Warranties, substantially in the form of Exhibit “C-1” attached hereto. The Gulfstream Aerospace Corporation Assignment of Warranties and the Assignment of Warranties are hereinafter collectively referred to as “Assignment of Warranties Instruments.”

ARTICLE 4. REPRESENTATIONS AND WARRANTIES

4.1	Seller’s Representations and Warranties. Seller represents and warrants to Buyer as follows (which representations and warranties shall, unless otherwise stated, be deemed made on and as of the Closing Date):

(a)	Organization and Standing. Seller is a corporation, duly organized, validly existing and in good standing under the laws of Mexico.

(b)	Power and Authority. Seller is the owner of the Aircraft and has all requisite power and authority to execute and to deliver this Agreement, the Title Documents (as defined in Section 5.2) and all documents related to any of them, and to carry out the Transactions contemplated by this Agreement.

(c)	Due Authorization; Binding Obligation. This Agreement has been duly authorized by Seller. This Agreement and the Title Documents are valid, binding and enforceable against Seller in accordance with their respective terms.

(d)	No Conflict. The execution of this Agreement and the Title Documents and the consummation of the Transactions will not result in a breach of the terms and conditions of, nor constitute a default, nor, to the best of Seller’s knowledge, violate any agreements, covenants, obligations, licenses or other instruments to which Seller is a party or by which Seller or any of its assets may be bound or affected, or any law, regulation or court order applicable to Seller, including, without limitation, any applicable regulations governing the sale of the Aircraft.

(e)	No Outstanding Taxes and Charges. Seller warrants that all taxes, duties, license fees, penalties, charges, invoices and statements, if any, with respect to the Aircraft incurred on or before the Closing Date, have been paid or that Seller shall be solely responsible for the payment thereof, except as otherwise specifically provided in this Agreement.

(f)	Title to the Aircraft. Title to the Aircraft shall pass and be conveyed to Buyer upon Closing, free and clear of all mortgages, claims, charges, pledges, liens, encumbrances, transfer restrictions, leases, any other security interests of record, any assessments, notices or demands for taxes and imposts, and any air navigation, overflight and landing charges, including Eurocontrol charges.

(g)	No Litigation. No litigation or other proceeding before any court, administrative agency or governmental body is pending or, to the best of Seller’s knowledge, threatened against Seller, affecting, prejudicing or relating to Seller’s sale of the Aircraft.

4.2	Buyer’s Representations and Warranties. Buyer represents and warrants to Seller as follows (which representations and warranties shall, unless otherwise stated, be deemed made on and as of the Closing Date):

(a)	Power and Authority. Buyer has all requisite power and authority to execute and to deliver this Agreement and all documents related to it, and to carry out the Transactions.

(b)	Due Authorization; Binding Obligation. This Agreement has been duly authorized by Buyer and is valid, binding and enforceable against Buyer in accordance with its terms.

(c)	No Conflict. The execution by Buyer of this Agreement and the consummation of the Transactions will not result in a breach of the terms and conditions of, nor constitute a default, nor, to the best of Buyer’s knowledge, violate any agreements, covenants, obligations, licenses or other instruments to which Buyer is a party or by which Buyer or any of its assets may be bound or affected, or any law, regulations or court order applicable to Buyer, including without limitation, any applicable regulations governing the registration of Aircraft.

(d)	No Litigation. No litigation or other proceeding before any court, administrative agency or governmental body is pending or, to the best of Buyer’s knowledge, threatened against Buyer, affecting, prejudicing or relating to Buyer’s purchase of the Aircraft.

ARTICLE 5. CLOSING AND DELIVERY OF AIRCRAFT

5.1

Closing Date. The closing and consummation of the Transactions (the “Closing”) shall occur within two (2) Business Days after Buyer’s acceptance of the Aircraft and the remediation of any Discrepancies, or any mutually agreed upon extension thereof, time being of the essence (the “Closing Date”).

The parties shall use commercially reasonable efforts to effect the Closing as soon as practicable.

5.2	Conditions Precedent to Closing of Buyer. The obligation of Buyer to purchase Aircraft from Seller is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, unless waived in writing by Buyer.

(a)	Compliance with Agreements and Covenants. Seller shall have performed or complied with all other agreements, covenants and conditions required by this Agreement to be performed or complied with by Seller prior to or at the time of the Closing Date.

(b)	Condition of Aircraft. The Aircraft shall be in the Required Condition and Seller shall have corrected and remedied any Discrepancies as set forth in Section 2.4.

(c)	Deregistration Documents. Seller shall have obtained (i) the Deregistration Certificate of the Aircraft issued by the Department of Civil Aviation of Mexico (with the written confirmation to the FAA of the Aircraft deregistration from the Mexican aircraft registry for export to the United States) and (ii) the Export Certificate of Airworthiness to the United States (collectively, the “Deregistration Documents”)

(d)	Title Documents. Seller shall have delivered, or shall have caused to be delivered, to Escrow Agent an FAA Form 8050-2 Bill of Sale (the “FAA Bill of Sale”) acceptable for filing with the FAA, undated but otherwise fully completed and executed on behalf of Seller, together with a Warranty Bill of Sale in the form attached hereto as Exhibit “D” (the “Warranty Bill of Sale”) along with all necessary lien releases (collectively, the “Title Documents”).

(e)	Accuracy of Representations and Warranties. Each and all of the representations and warranties made by Seller shall be true and correct on and as of the Closing Date.

5.3	Conditions Precedent to Closing of Seller. The obligation of Seller to sell the Aircraft to Buyer is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, unless waived in writing by Seller.

(a)	Deposit of Purchase Price and Notice of Aircraft Readiness. Buyer shall have deposited with Escrow Agent the Purchase Price, which shall occur as soon as practicable after Seller, at its sole cost and expense (except that Buyer shall pay for the cost of fuel consumed for the delivery flight), has positioned the Aircraft at Bradley International Airport (BDL), Windsor Locks, Connecticut, or at a location within the continental United States mutually agreed to between the parties that is free of sales taxes or other imposts and shall not give rise to adverse tax consequences to the parties

(the “Delivery Location”), and Seller has received the Notice of Aircraft Readiness attached hereto as Exhibit “G”, both prior to Seller requesting deregistration of the Aircraft to the Department of Civil Aviation of Mexico.

(b)	Compliance with Agreements and Covenants. Buyer shall have performed or complied with all other agreements, covenants and conditions required by this Agreement to be performed or complied with by Buyer prior to or at the time of the Closing Date.

(c)	Aircraft Registration Documents. Buyer shall have delivered or caused to be delivered to Escrow Agent the FAA Aircraft Registration Application (AC Form 8050-1), acceptable for filing with the FAA, undated but otherwise fully completed and executed by Buyer, and such other supporting documents required by the FAA to process the registration of the Aircraft (collectively, the “Aircraft Registration Documents”).

(d)	Accuracy and Representation of Warranties. Each and all of the representations and warranties made by Buyer shall be true and correct in all material respects on and as of the Closing Date.

5.4	Repairable Damage. Notwithstanding any contrary provision of this Agreement, if at any time prior to the Closing the Aircraft sustains damage of any nature, Seller shall immediately notify Buyer of the extent of such damage and the time required to repair such damage. Upon receipt of such notice, the parties shall consult with the Inspection Facility to determine whether the damage causes the Aircraft to deviate from the Required Condition or constitutes “major damage”. As used in this Section 5.4, the term “major damage” means any damage the repair of which would constitute a “major repair” as such term is defined in 14 C.F.R. Part 43, Appendix A, Paragraph (b). If the Inspection Facility determines that the damage to the Aircraft adversely affects the Required Condition or is “major damage” in accordance with the foregoing definition, then Buyer shall have the option to elect either to terminate this Agreement by written notice to Seller and Escrow Agent, or to purchase the Aircraft after it is repaired by Seller. Buyer shall notify Seller of Buyer’s election within five (5) Business Days of receipt of Seller’s notice. If Buyer does not provide such notice to Seller within such five (5) Business Days, Buyer shall be deemed to have elected to terminate this Agreement. If Buyer elects or is deemed to have elected to terminate this Agreement, the Deposit shall immediately be refunded to Buyer, and this Agreement shall be of no further force or effect. If Buyer elects to purchase the Aircraft after it is repaired, Seller shall at its own cost and expense cause such damage to be repaired by the Inspection Facility as soon as reasonably practicable, and the Closing shall be delayed until all such repairs are completed in accordance with the recommendations and determinations of the Inspection Facility.

5.5	Closing, Delivery and Transfer of Title. Upon confirmation by Escrow Agent of receipt of the Purchase Price, a copy of the Deregistration Documents, the

Title Documents and the Aircraft Registration Documents, Seller shall effect delivery of the Aircraft to Buyer at the Delivery Location, for transfer of title and consummation of the Transactions, whereupon (i) Seller shall immediately instruct the Escrow Agent to date and file the FAA Bill of Sale in the U.S. Civil Aircraft Registry, and to release the Warranty Bill of Sale and the Assignment of Warranties Instruments to Buyer; and (ii) contemporaneously therewith, Buyer shall execute and deliver to Seller the Aircraft Delivery Receipt in the form attached hereto as Exhibit “E”; and (iii) contemporaneously therewith, Buyer shall release or cause the release of the Purchase Price and any interest thereon and Escrow Agent shall cause the wire transfer of the Purchase Price to Seller as instructed by Seller. Risk of loss, casualty, liability or damage with respect to the Aircraft shall be deemed to pass to Buyer upon the Closing. At the Closing, Seller shall also assign all of its rights with respect to any service and maintenance contracts and plans for the Aircraft, its engines and APU, and Buyer shall be solely responsible for any transfer or enrollment fees in connection thereto.

5.6	DISCLAIMER. EXCEPT FOR SELLER’S WARRANTIES, THE AIRCRAFT IS BEING SOLD HEREUNDER ON A COMPLETELY “AS IS” AND “WHERE IS” BASIS. SELLER’S EXPRESS WARRANTIES AND REPRESENTATIONS SET FORTH IN SECTION 4.1(f) AND IN THE WARRANTY BILL OF SALE ARE EXCLUSIVE AND IN LIEU OF ALL OTHER REPRESENTATIONS OR WARRANTIES WHATSOEVER BY SELLER, EXPRESS OR IMPLIED OR ARISING BY OPERATION OF LAW OR IN EQUITY, AND SELLER HAS NOT MADE, AND BUYER HEREBY WAIVES, RELEASES, DISCLAIMS, AND RENOUNCES ALL EXPECTATION OF OR RELIANCE UPON, ANY SUCH REPRESENTATIONS OR WARRANTIES WHATSOEVER, WITH RESPECT TO THE AIRCRAFT OR ANY PART THEREOF, WITHOUT LIMITATION, AS TO THE AIRWORTHINESS, VALUE, CONDITION, DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR USE OF THE AIRCRAFT, AND ANY OTHER REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED (INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY ARISING FROM A COURSE OF PERFORMANCE OR DEALING OR USAGE OF TRADE). BUYER HEREBY WAIVES ANY AND ALL RIGHTS, CLAIMS, AND REMEDIES OF BUYER AGAINST SELLER, EXPRESS OR IMPLIED OR ARISING BY OPERATION OF LAW OR IN EQUITY, ARISING FROM ANY SUCH REPRESENTATION OR WARRANTY OR FOR ANY LIABILITY, CLAIM, OR REMEDY FOR LOSS OF OR DAMAGE TO THE AIRCRAFT, FOR LOSS OF USE, REVENUE, OR PROFIT WITH RESPECT TO THE AIRCRAFT, OR FOR ANY OTHER DIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES WHATSOEVER.

ARTICLE 6. TRANSACTION

6.1	Transaction Costs and Expenses. Each of the parties hereto shall be responsible for its own costs and expenses pertaining to the Transactions, except that the Escrow Agent’s escrow fees shall be equally divided between Seller and Buyer and Buyer shall be responsible for paying the FAA recording fees in connection with the transfer of title to the Aircraft.

6.2	Broker’s Commissions. Buyer and Seller represent to each other that they have not used or retained the services of any brokers or agents in connection with these Transactions, which will become the obligation of the other party. In the event of any claims for brokers’ or finders’ fees or commissions, Seller shall indemnify and hold harmless Buyer against such claims if they shall be based upon any person claiming to have dealt with Seller and Buyer shall indemnify and hold Seller harmless against such claims if they shall be based upon any person claiming to have dealt with Buyer.

ARTICLE 7. TAXES

7.1	Buyer Taxes. Except s set forth in Section 7.2, Buyer shall be responsible for, and shall indemnify and hold Seller harmless against, all taxes, duties or fees assessed by any federal, state or local taxing authority, including all personal property taxes, business and occupation taxes, excise taxes, sales/use or similar taxes, value added taxes, air navigation, overflight and landing charges (including Eurocontrol charges) and any duties, fees or claims assessed or levied against the Aircraft and penalties or interest thereon (collectively, “Taxes”) as a result of the sale, purchase, delivery, registration, ownership or use of the Aircraft, except for Taxes measured solely by Seller’s net income and as otherwise set forth in section 7.2. In the event applicable law requires Seller to collect any such Taxes from Buyer, Buyer shall either timely remit to Seller such Taxes or provide to Seller a certificate of exemption in compliance with applicable law evidencing Buyer’s exemption from such Taxes.

7.2	Seller Taxes. Seller shall be responsible for and shall indemnify and hold Buyer harmless against, and has or will pay when due, any and all Taxes, pertaining to periods prior to Closing caused by and arising from Seller’s ownership, activities, storage, use and operation of the Aircraft.

ARTICLE 8. TERMINATION

8.1

This Agreement may be terminated only as follows: (i) by written agreement of Buyer and Seller at any time before the Closing Date; (ii) by Buyer, if the conditions specified in Sections 5.2 and 5.4 have not been waived by Buyer or satisfied in all material respects by the Closing Date; (iii) by Seller, if the conditions specified in Section 5.3 have not been waived by Seller or satisfied in all material respects by the Closing Date; or (iv) by either party, if the other party does not perform its obligations hereunder to permit the Transactions to close by the Closing Date, provided that the party terminating this Agreement pursuant to this clause (iv) is not in breach of this Agreement.

8.2	If this Agreement is terminated by either or both parties (as the case may be) pursuant to clauses (i), (ii) or (iii) of Section 8.1 or Section 9.3, or by Buyer pursuant to clause (iv) of Section 8.1, or Section 5.4, then the Deposit and any interest earned thereon, less any unpaid costs of Pre-Purchase Inspection shall be promptly returned to Buyer and neither party shall have any further obligation under this Agreement to the other. In addition, notwithstanding the foregoing, solely if Seller fails to correct any Discrepancy as required under Section 2.4 and this Agreement is terminated by Buyer pursuant to clause (iv) of Section 8.1, Seller shall also refund to Buyer all of Buyer’s reasonable out-of-pocket costs and expenses incurred in connection with this Agreement and the contemplated Transactions, such as the Inspection Facility’s charges for the Pre-Purchase Inspection and the fees and expenses of its attorneys. If this Agreement is terminated by Seller pursuant to clause (iii) of section 8.1, provided Seller is ready, willing and able to tender delivery of the Aircraft, with good and marketable title as required in Section 4.1(f), to Buyer in the required conditions set forth in Section 2.2, and with any Discrepancies remedied in accordance with Section 2.4, or pursuant to clause (iv) of section 8.1, provided Seller has not received from Buyer a written notice of Seller’s breach of the Agreement, then the Seller shall retain the Deposit as liquidated damages and not as a penalty. Seller and Buyer agree that the damages that will be suffered by Seller in the event of a default by Buyer hereunder in purchasing the Aircraft would be extremely difficult and impracticable to ascertain, and that the Deposit represents the reasonable estimate by the parties of the amount of the damages that Seller would suffer by reason of Buyer’s default, and Seller shall have no other claims or rights against Buyer.

ARTICLE 9. MISCELLANEOUS

9.1	Notices. All communications and notices hereunder shall be in writing and shall be deemed made when delivered by hand, or three Business Days after being sent by registered mail, return receipt requested, postage prepaid, or on the next Business Day when sent by overnight courier or when transmitted by means of telecopy or other wire transmission (with request for assurance of receipt in a manner typical with respect to communications of that type and followed promptly with the original thereof) in each case at the address set forth below:

If to Seller:	Jets Ejecutivos, S.A. DE C.V.
A/P Toluca, Aviacion General, Lote 31
Toluca, Mexico 50200
Mexico
ATT:[***]
Telephone: [***]
Facsimile: [***]

[***]=Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

With a Copy to:

Mr. James Ross

Gulfstream Aerospace Corporation

28652 Abantes Place

Laguna Niguel, CA 92677

Telephone: + 1 949 388-8351

Facsimile: + 1 949 388-8356

With a copy, which shall not constitute notice, to:

Pillsbury Wintrop Shaw Pittman LLP

2300 N Street, NW

Washington, DC 20037

Attn: David M. Hernandez

Telephone: + 1 202 663-8824

Facsimile: + 1 202 354-4969

If to Buyer:

Dr. Patrick Soon-Shiong

Abraxis Bioscience, Inc.

2730 Wilshire Blvd., Suite 500

Santa Monica, CA 90403

Attn: Richard E. Maroun

Telephone: + 1 310 883-3146

Facsimile: + 1 310 883-3138

With a Copy to:

Abraxis Bioscience, Inc.

2730 Wilshire Blvd., Suite 500

Santa Monica, CA 90403

Attn: Richard E. Maroun

Telephone: + 1 310 883-3146

Facsimile: + 1 310 883-3138

With a copy, which shall not constitute notice, to:

Alvaro Pascotto, Esq.

1880 Century Park East, Suite 1111

Los Angeles, California 90067-1600

Telephone: + 1 310 203-4035

Facsimile: + 1 310 203-4036

9.2

Cape Town Registration. The parties acknowledge that the transaction that is the subject of this Agreement is subject to the Convention on International Interests in Mobile Equipment and the Protocol to the Convention on International Interests in Mobile Equipment on Matters Specific to Aircraft

Equipment (collectively, the “Cape Town Convention”). Buyer and Seller shall each take any and all actions necessary, at each party’s own cost, to establish an account on the International Registry as a Transaction User Entity, appoint an Approved Administrator User, and designate Escrow Agent as its Professional User Entity with respect to the transaction contemplated by this Agreement to comply with the Cape Town Convention. At Closing, Seller will consent to the registration described herein in accordance with the Cape Town Convention.

9.3	Force Majeure. Notwithstanding any other provision of this Agreement, the Closing Date shall, absent agreement to the contrary by the parties hereto, be extended for the period of any delay in the delivery of the Aircraft caused by an act of God or the public enemy, civil war, insurrection or riot, fires, explosions or major accidents; governmental priorities, restrictions or allocations; wire transfers initiated on behalf of Buyer or Escrow Agent that have been delayed by no fault of Buyer provided Seller has received written confirmation from Buyer’s bank or Escrow Agent’s bank that said wire transfers have been irrevocably initiated; or strikes or labor disputes. In any such event, the party affected thereby will promptly notify the other in writing of such affected party’s inability to perform. However, should delay in the Closing Date continue for a period of more than fifteen (15) days, Buyer or Seller may terminate this Agreement upon written notice to the other party.

9.4	Amendments. The provisions of this Agreement may not be waived, altered, modified, amended, supplemented or terminated in any manner whatsoever except by written instrument signed by an authorized signatory of each party hereto.

9.5	Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns, but this Agreement may not be assigned in whole or in part by either party without the prior written consent of other, except that, notwithstanding anything to the contrary heretofore, Seller expressly acknowledges and accepts that Buyer shall have the right to assign this Agreement to any entity owned or controlled by Buyer or affiliated or related to Buyer or to an Owner Trustee (who shall be a “citizen of the United States” as that term is defined in 49 U.S.C. §40102(a)(15)), or to any lender for purposes of financing the purchase of the Aircraft, provided that Buyer shall remain responsible for Buyer’s obligations hereunder in the event of any such assignment.

9.6	Agreement Negotiated. The parties are sophisticated and have been represented or had the opportunity to be represented in connection with the negotiation and performance of this Agreement. Consequently, the parties do not believe that any presumptions relating to the interpretation of contracts against the drafter of any particular clause should be applied in this case and, therefore, waive their effects.

9.7	Headings and References. The division of this Agreement into Sections, and the insertion of headings, are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

9.8	Counterparts. This Agreement may be fully executed in any number of separate counterparts by each of the parties hereto, all such counterparts together constituting but one and the same instrument and may be exchanged by telecopy transmission, provided executed originals are forwarded by mail or courier to the respective parties.

9.9	Governing Law. This Agreement has been negotiated and delivered in the State of New York and shall in all respects be governed by, interpreted and construed in accordance with, the laws of the State of New York, including all matters of construction, validity and performance, without giving effect to its conflict of laws provisions.

9.10	Jurisdiction and Venue. Prior to Closing, exclusive jurisdiction and venue over any and all disputes between the parties arising under this Agreement shall be in, and for such purpose each party hereby submits to the jurisdiction of, the state and federal courts serving the State of New York. For purposes hereof, Seller appoints David M. Hernandez, Esq. as its exclusive agent for service of process. After Closing, exclusive jurisdiction and venue over any and all disputes between the parties arising under this Agreement shall be in, and for such purpose each party hereby submits to the jurisdiction of, Mexico and hereby expressly waive all rights to other jurisdiction which they may now or hereafter have by reason of their present or subsequent domiciles, or otherwise.

9.11	Attorney’s Fees. Should any action be commenced between the parties hereto or their representatives and assigns concerning any provision of this Agreement or the rights and duties of any person or entity hereunder, solely as between the parties hereto or their successors and assigns, the party or parties prevailing in such proceedings will be entitled to the reasonable attorney’s fees and expenses of counsel and court costs incurred by reason of such actions.

9.12	Cooperation. Each party hereto agrees to execute any and all further documents and writings and perform such other reasonable actions which may be or become necessary or expedient to effectuate and carry out the Transactions.

9.13	Non-Waiver. Any failure at any time of either party to enforce any provision of this Agreement shall not constitute a waiver of such provision or prejudice the right of such party to enforce such provision at any subsequent time.

9.14	Time is of the Essence. Unless specifically stated to the contrary herein, time shall be of the essence for all events contemplated hereunder.

9.15	Confidentiality. This Agreement, including the identity of Buyer and Seller, its terms and conditions, the Inspection Report, is strictly confidential by and among Seller, Buyer and Gulfstream Aerospace Corporation, and shall not, without the prior written consent of the other parties be disclosed by either party, in whole or in part, to any third party except to the parties’ consultants, accountants, lawyers and bankers, provided such third parties agree to confidentiality insofar as may be necessary for each party to carry out its obligations or enforce its rights pursuant to this Agreement.

9.16	Entire Agreement. Buyer and Seller agree that the terms and conditions of this Agreement, including all exhibits hereto, constitute the entire agreement between the parties.

9.17	Survival. The representations and warranties of Buyer and Seller set forth in Article 4 above shall survive the Closing.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have entered into this Agreement as of the date first indicated above.

Seller:

Jets Ejecutivos, S.A. DE C.V.

By:		By:
Print: Title:	[***] Attorney in Fact	Print: Title:	[***] Attorney in Fact

By:		By:
Print: Title:	[***] Attorney in Fact	Print: Title:	[***] Attorney in Fact

Buyer:

Dr. Patrick Soon-Shiong

CONSENT AND JOINDER

The undersigned, Insured Aircraft Title Services, Inc., does hereby consent to and join in the foregoing Agreement hereby agreeing to act as Escrow Agent in accordance with the provisions of the Agreement applicable to the Escrow Agent.

Escrow Agent: Insured Aircraft Title Service

By: _________________________________

Print: ________________________________

Title: ________________________________

[***]=Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.